Filed with the Securities and Exchange Commission on May 24, 2005

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAINSCO, INC.

(Exact name of Registrant as specified in its charter)

Texas	1445 Ross Avenue, Suite 5300	75-1617013
(State or other jurisdiction of	Dallas, Texas 75202	(I.R.S. Employer
incorporation or organization)	(214) 647-0415	Identification No.)
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

John S. Daniels
General Counsel
GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
(214) 647-0415
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copies to:
L. Steven Leshin, Esq.
Jenkens & Gilchrist, a Professional Corporation
1445 Ross Avenue, Suite 3200
Dallas, Texas 75202
(214) 855-4500

     Approximate Date Of Commencement Of Proposed Sale To The Public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 162(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Securities	Amount to be	Offering Price	Proposed Maximum		Amount of
Being Registered	Registered	Per Share (1)	Aggregate Offering Price		Registration Fee

Common Stock, $0.10 par value, issuable upon exercise of non-transferable rights	20,365,000 shares	$.75	$15,273,750	(2)	$1,798

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Represents the gross proceeds from the assumed exercise of all non-transferable rights issued.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION) DATED MAY 24, 2005

Up to 20,365,000 Shares of Common Stock
Issuable Upon Exercise of Subscription Rights

     GAINSCO, INC. is distributing, at no cost, non-transferable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of our common stock on June 7, 2005.

     You will receive one subscription right for every three shares of common stock that you owned on June 7, 2005. You will not receive any fractional rights, instead the number of subscription rights you receive will be rounded up to the next largest whole number. Each subscription right entitles you to purchase one share of common stock at the purchase price of $.75 per share.

     The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time, on      , 2005. We may extend the period for exercising rights in our sole discretion. If you want to participate in the rights offering, we recommend that you submit your subscription documents to the subscription agent before that deadline or to your broker or bank at least 10 days before that deadline. Please see page 16 for further instructions on submitting subscriptions. All subscriptions will be held in escrow by our subscription agent, Continental Stock Transfer & Trust Company, through the expiration date of the rights offering. We reserve the right to cancel the rights offering at any time before the expiration. There is no minimum number of shares that we must sell in order to complete the rights offering. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in the rights offering. Rights that are not exercised by the expiration date will expire and have no value.

     The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on Nasdaq or any stock exchange.

     Shares of the our common stock are quoted on the OTC Bulletin Board under the symbol “GNAC.” The last sale price of our common stock on May 23, 2005 was $1.56.

     Investing in the securities offered by this prospectus is risky. You should read this prospectus carefully before you invest. You should carefully consider the “Risk Factors” section beginning on page 6 before exercising your subscription rights.

	Subscription Exercise	Proceeds to
	Price	GAINSCO, INC. (1)
Per Share	$.75	$.75
Total	$15,273,750	$15,273,750

(1)	Before deducting expenses payable by us, estimated to be $211,000. Assumes all subscriptions rights will be exercised in the offering, which may not be the case because we do not expect all of our shareholders to exercise their subscription rights.

     The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2005

Page
Prospectus Summary	1
Risk Factors	6
Forward-Looking Statements	15
The Rights Offering	16
Use of Proceeds	23
Capitalization	23
Determination of Offering Price	24
Plan of Distribution	29
Federal Income Tax Considerations	29
State and Foreign Securities Laws	31
About GAINSCO, INC	32
Legal Matters	34
Experts	34
Where You Can Find More Information	34
Opinion and Consent of Jenkens & Gilchrist
Consent of KPMG LLP
Consent of Sanders Morris Harris, Inc.
Subscription Certificate
Instructions for Use of Subcription Certificates
Notice of Guaranteed Delivery
Letter to Shareholders
Letter to Brokers
Letter to Clients of Nominee Holders
Beneficial Owner Election Form
Nominee Holder Certification

PROSPECTUS SUMMARY

     This section answers in summary form some questions you may have about GAINSCO, INC. and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.”

Questions and Answers about GAINSCO, INC.

What is GAINSCO, INC.?

     We were established in October 1978 as a Texas corporation and through our subsidiaries, we engage in the property and casualty insurance business, concentrating our efforts on the nonstandard personal automobile market, as we continue to exit from the commercial insurance business. Our insurance operations are presently conducted through two insurance companies: General Agents Insurance Company of America, Inc., an Oklahoma corporation, and MGA Insurance Company, Inc., a Texas corporation.

     At March 31, 2005 we were approved to write insurance in 39 states and the District of Columbia on a non-admitted basis and in 44 states and the District of Columbia on an admitted basis. We market our nonstandard personal auto line of insurance on an admitted basis through over 2,400 independent retail agencies in Arizona, California, Florida, Nevada and Texas. Approximately 90% of our gross premiums written during 2004 resulted from risks located in Florida.

     The only line of insurance we currently write is nonstandard personal auto, which we write on classes of risks which are not generally insured by many of the standard companies. We only write coverage in the minimum limits permitted by the states in which we operate.

Where are we located?

     Our principal executive office is located at:

GAINSCO, INC. 1445 Ross Avenue, Suite 5300 Dallas, Texas 75202 (214) 647-0415

Questions and Answers about the Rights Offering

What is a rights offering?

     A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain, and possibly increase, your current percentage ownership.

Why are we engaging in a rights offering, and how will we use the proceeds from the rights offering?

     We are making this rights offering with the intention of raising up to approximately $15 million. The purpose of this offering is to strengthen our financial condition and underwriting capacity sufficiently to enhance the structure and broaden the scope of our operations. We intend to use the net proceeds of the offering to make capital contributions to our subsidiary insurance companies, to fund the growth of our business and for working capital and general corporate purposes. We believe the addition of this working capital will permit us to grow our nonstandard auto insurance business and enable our insurance subsidiaries to improve our present financial strength ratings from A.M. Best. However, we cannot assure that these objectives will be achieved. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us.

What is a subscription right?

     We are distributing to you, at no cost, one subscription right for every three shares of our common stock that you owned as a holder of record on June 7, 2005. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the next largest whole number. Each subscription right entitles you to purchase one share of our common stock for $.75. When you “exercise” a subscription right, that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Who may participate in this offering?

     Only holders of record of our common stock as of June 7, 2005 are entitled to participate in this offering.

Am I required to subscribe in this offering?

     No. However, any shareholder who chooses not to exercise its rights will experience dilution to its equity interest in our company.

How long will the rights offering last?

     You will be able to exercise your subscription rights only during a limited period. To exercise a subscription right, you must do so by 5:00 p.m., New York City time, on      , 2005, unless we extend the rights offering. Accordingly, if a rights holder desires to exercise its subscription rights, the subscription agent must actually receive all required documents and payments for that rights holder before the expiration date and time. We may extend the expiration time for any reason.

May the Board of Directors cancel the rights offering?

     Yes. The Board of Directors may decide to cancel the rights offering at any time, on or before      , 2005, for any reason. If this offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

If you terminate the rights offering, will my subscription payment be refunded to me?

     Yes. If we terminate the rights offering, all subscription payments will be returned as soon as practicable following the termination. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering. If we terminate the rights offering, we will not be obligated to issue shares to rights holders who have exercised their rights prior to termination.

May I transfer, sell or give away my subscription rights?

     No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your rights. However, subscription rights will be transferable to affiliates of the recipient and by operation of law, for example, upon death of the recipient.

How many shares may I purchase?

     You will receive one subscription right for every three shares of common stock that you owned as a holder of record on June 7, 2005. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the next largest whole number. Each subscription right entitles you to purchase one share of common stock for $.75.

     Our ability to utilize our net operating loss tax carryforwards would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. We have the right, in our sole and absolute discretion, to limit the exercise of the rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 5% stockholders or stockholders who would become 5% holders upon exercise of their rights. The total number of shares of our common stock to be outstanding upon completion of the offering, assuming the offering is fully subscribed, would be approximately 81,449,960.

     In order to protect against an unexpected “ownership change” for Federal income tax purposes, we have implemented the escrow protection mechanics, which are as follows:

•	by exercising its rights, each subscriber will represent to us that the subscriber will not be, after giving effect to the exercise of the rights, an owner, directly or indirectly, as described in this prospectus, of more than 3.7 million shares of our common stock;

•	if an exercise of subscription rights would result in the subscriber owning more than 3.7 million shares of our common stock, the subscriber must notify the subscription agent;

•	if requested, each subscriber will provide us with additional information regarding the amount of common stock that the subscriber owns; and

•	we have the right to instruct the subscription agent to refuse to honor a subscriber’s exercise to the extent an exercise of rights might, in our sole and absolute discretion, result in a subscriber owning 5% or more of our common stock.

     By exercising your rights in the rights offering, you agree that the protection mechanics are valid, binding and enforceable against you. See “The Rights Offering — Protection Mechanics.”

How do I exercise my subscription rights?

     You must properly complete the attached subscription certificate and any supplemental documentation accompanied by proper payment for each share that you wish to purchase and deliver it to the subscription agent before 5:00 p.m., New York City time on      , 2005. The address for the subscription agent is on page 21.

Is exercising my subscription rights risky?

     The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 6.

After I exercise my subscription rights, may I change my mind and cancel my purchase?

     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $.75 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $.75 per share.

What happens if I choose not to exercise my subscription rights?

     You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of GAINSCO that you own will diminish, and your voting and other rights will be diluted. Your rights will expire and have no value if they are not exercised by the expiration date.

Will I be charged any fees if I exercise my rights?

     We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

If I exercise my rights, when will I receive the shares for which I have subscribed?

     We will issue the shares of common stock for which subscriptions have been properly received as soon as practicable after the expiration date of this rights offering, whether or not you exercise your subscription rights immediately prior to that date or earlier.

Have any shareholders indicated they will exercise their rights?

     Each of Robert W. Stallings, one of our directors who serves as our executive Chairman of the Board and Chief Strategic Officer, Glenn W. Anderson, one of our directors and our President and Chief Executive Officer, James R. Reis, our Executive Vice President and Managing Director of First Western Capital LLC, a shareholder which beneficially owns approximately 10.4% of our common stock, and Goff Moore Strategic Partners, L.P., which beneficially owns approximately 38.3% our common stock, have indicated that they intend to exercise all of their rights, but they have not made any formal commitment to do so. Mr. Stallings and Mr. Anderson currently beneficially own approximately 20.8% and 1.5%, respectively, of our common stock prior to this offering. If these shareholders exercise their subscription rights and no other shareholders do so, Mr. Stallings, Mr. Anderson, Mr. Reis and Goff Moore Strategic Partners, L.P. will beneficially own 22.9%, 1.5%, 11.5% and 40.1% of our common stock, respectively. In addition, our remaining directors who own shares of our common stock have each indicated that they intend to exercise all or a portion of their rights they will receive in this offering, but they have not made any formal commitment to do so.

What if my shares are not held in my name?

     If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.

     If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

     How many shares of GAINSCO common stock are currently outstanding, and how many shares will be outstanding after the rights offering?

     As of April 29, 2005, we had outstanding a total of 61,084,960 shares of common stock. These numbers exclude shares issuable pursuant to outstanding shares of convertible preferred stock, warrants and stock options. The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 20,365,000 shares of common stock. In that case, we will have approximately 81,449,960 shares of common stock outstanding after the rights offering. However, we do not expect that all of our shareholders will participate in the rights offering.

Is there an over-subscription privilege?

     No. An over-subscription privilege is a feature of some rights offerings that allows rights holders, if the rights holder fully exercises his, her or its rights, to subscribe for shares not purchased by other rights holders who hold rights at the expiration time of the rights offering and elect not to exercise any or all of their rights. There is no over-subscription privilege in connection with this rights offering.

How did we arrive at the $.75 per share subscription price?

     We retained Sanders Morris Harris, Inc., referred to in this prospectus as “SMH,” as our financial advisor to advise the board of directors with respect to the per share subscription price for shares in the rights offering and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the rights offering to our existing shareholders taken as a whole. We have attached the full text of SMH’s opinion as Annex A to this prospectus. You should read the entire opinion to understand the assumptions made, matters considered and limitations on the review undertaken by our financial advisor. The opinion is also summarized under “Determination of Offering Price.” The opinion does not constitute a recommendation as to whether you should exercise your rights in the rights offering.

     In determining the price at which a share of common stock may be purchased in this rights offering, the board of directors considered several factors, including the fairness opinion delivered by our financial advisor, the historic and current market price of our common stock as of the date of the opinion, our need for additional capital, our financial condition, our business strategy, anticipated cash flows, general conditions in the securities markets, available alternate sources of financing, prices offered to shareholders in other rights offerings, the fact that all of our shareholders will have an opportunity to participate, and the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, among other things.

How much money will GAINSCO receive from the rights offering?

     If we sell all the shares being offered, we will receive gross proceeds of $15,273,750. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our shareholders will participate in the rights offering.

What are the United States federal income tax consequences to me of exercising my subscription rights?

     The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See “Federal Income Tax Considerations — Taxation of Shareholders.”

Has the board of directors made a recommendation as to whether I should sell or exercise my rights?

     No. Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should decide whether to subscribe for shares of our common stock, or simply take no action with respect to your rights, based upon your own assessment of your best interests.

What if I have other questions?

     If you have other questions about the rights offering, please contact our information agent, Morrow & Co., Inc., toll free by telephone at (800) 607-0088.

RISK FACTORS

     Investing in our common stock involves substantial risks associated with:

•	our business and our company;

•	our common stock; and

•	this rights offering.

     You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this prospectus before deciding to purchase our common stock.

Risks Related to Our Business

Failure to successfully resolve our remaining commercial lines claims could have an adverse affect on our results of operations.

     On February 7, 2002, we announced our decision to cease writing commercial insurance due to continued adverse claims development and unprofitable results. As a result, we had only two commercial policies remaining in force at March 31, 2005. We continue to settle and reduce our inventory of commercial lines claims. At March 31, 2005, there were 218 claims associated with our runoff book outstanding, compared to 442 at March 31, 2004. Due to the long tail and litigious nature of these claims, we anticipate that it will take a substantial number of years to complete the adjustment and settlement process with regard to existing claims and the additional claims we expect to receive in the future from our past business writings. Most of the remaining claims are in litigation and our future results may be impacted negatively if we are unable to resolve the remaining claims and new anticipated claims within our established reserve level.

     We use reinsurance to help manage our exposure to these risks. Although the reinsurer is liable to us to the extent of the ceded reinsurance, we remain liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. We are subject to credit risk with respect to our ability to recover amounts due from reinsurers. Reinsurance may not be adequate to protect us against losses. In this regard, one of our reinsurers has recently experienced financial distress and offered us a proposed settlement of its remaining reinsurance obligations with us, which if we accept it, would result in our recognizing additional claims and claim adjustment expenses of approximately $1 million. In addition, the magnitude of losses in the reinsurance industry resulting from catastrophes may adversely affect the financial strength of certain reinsurers, which may result in our inability to collect or recover reinsurance. Reinsurers also may reserve their right to dispute coverage with respect to specific claims. With respect to catastrophic or other loss, if we experience difficulty collecting from reinsurers or obtaining additional reinsurance in the future, we will bear a greater portion of the total financial responsibility for such loss, which could materially reduce our profitability or harm our financial condition.

Failure to implement our revised business strategy could adversely affect our operations.

     We only write nonstandard personal auto insurance and currently have no plans to write any other lines of insurance. Our current plan is to grow that business strategically to establish a broader, more geographically diversified earnings base by expanding into new states and markets to achieve growth with diversification of risk. We limited our business to Florida until the fourth quarter of 2003, when we began writing nonstandard personal auto insurance policies in Texas. In 2004, we began writing nonstandard personal auto insurance policies in Arizona and Nevada and initiated a California program with an independent managing general agency as well.

     Our growth strategy necessarily entails increased operational risks and other challenges that are greater than and different from those to which we have previously been subject in writing nonstandard personal automobile insurance. These new risks and challenges include, but are not limited to, the following:

•	competitive conditions for our product have intensified recently, and further pressures on pricing are anticipated;

•	generally, new business initially produces higher loss ratios than more seasoned in-force business, and this factor is likely to be magnified to the extent that we enter multiple new states and market areas within a short period of time. Furthermore, it amplifies the importance of our ability to assess any new trends accurately and respond effectively;

•	pricing decisions in new states and markets, involving different claims environments, distribution sources and customer demographics, will be made without the same level of experience and data that is available in existing markets;

•	our expected growth will require additional personnel resources, including management personnel, relationships with agents and vendors with whom we have not previously done business, and additional dependence on operating systems and technology. We will face substantial challenges in maintaining adequate customer service and retaining business, particularly because of the additional complexity of operating in multiple states and time zones and managing the upcoming consolidation of some of our administrative and processing capabilities from Florida to Dallas, Texas; and

•	if we grow significantly or if adverse underwriting results occur, additional capital may be required, and such capital may not be available on favorable or acceptable terms. Our ability to maintain sufficient capital and perform successfully will be important factors in determinations of our A.M. Best rating, and that rating could have a significant influence on our marketing initiatives.

     Our ability to manage these risks and challenges will determine in large part whether our strategy for profitable growth can be implemented successfully. There is no assurance that we will be able to achieve the objectives of our growth strategy.

Our industry is highly competitive with cyclical periods of intense price competition, which could adversely affect our results of operations.

     The property and casualty insurance industry is highly competitive and, except for regulatory considerations, there are very few barriers to entry. In the nonstandard personal automobile market, we compete with large national insurance companies such as Allstate, State Farm, and Progressive, as well as a large number of regional and local insurance companies as well as managing general agents. We believe that competition in our lines of business is based on price, service, commission structure, product features, financial strength ratings, reputation and name or brand recognition. Our competitors sell through various distribution channels, including independent agents, captive agents, and directly to the consumer. We market our nonstandard personal auto insurance through independent retail agencies. The agents typically represent numerous insurance companies, which compete with us. Some of our competitors offer a broader array of products, have more competitive pricing, or have higher claims paying ability ratings. Our competition includes entities which have, or are affiliated with entities that have, greater financial and other resources than our company.

     The property and casualty insurance industry has historically been characterized by cyclical periods of intense price competition due to excess underwriting capacity, as well as periods of shortages of underwriting capacity that allow for attractive premiums and attract additional competitors. The periods of intense price competition may adversely affect our operating results, and the overall cyclicality of the industry may cause fluctuations in our operating results and affect our ability to manage the business profitably.

We are subject to comprehensive regulation, and our results may be unfavorably impacted by these regulations.

     We are subject to comprehensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than the shareholders and other investors of the insurance companies. These regulations, generally administered by the department of insurance in each state in which we do business, relate to, among other things:

•	approval of policy forms and rates,

•	standards of solvency, including risk based capital measurements developed by the National Association of Insurance Commissioners and used by state insurance regulators to identify inadequately capitalized insurance companies,

•	licensing of insurers and their agents,

•	restrictions on the nature, quality and concentration of investments,

•	restrictions on the ability of insurance company subsidiaries to pay dividends,

•	restrictions on transactions between the insurance company subsidiaries and their affiliates,

•	requiring certain methods of accounting,

•	periodic examinations of operations and finances,

•	prescribing the form and content of records of financial condition to be filed, and

•	requiring reserves for unearned premium, losses and other purposes.

     State insurance departments also conduct periodic examinations of the affairs of insurance companies and require filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Insurance regulations and regulators have an impact on a number of factors that could affect our ability to respond to changes in our competitive environment and which could have a material adverse effect on our operations. These factors include regulating our ability to exit a book of business or to exit a state in which we have been producing insurance, our ability to receive adequate premiums to achieve acceptable profitability levels, and the amount of statutory dividends from our subsidiaries which may be needed to pay expenses and dividends.

     Our business depends on compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities may deny or revoke licenses for various reasons, including violations of regulations. Changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities, could have a material adverse affect on our operations. State statutes limit the aggregate amount of dividends that our subsidiaries may pay us, thereby limiting our funds to pay expenses and dividends.

Litigation may adversely affect our financial condition, results of operations and cash flows.

     As a property and casualty insurance company, we are subject to various claims and litigation seeking damages and penalties, based upon, among other things, payments for claims we have denied and other monetary damages. Some litigation against us could take the form of class action complaints by consumers. As automobile insurance industry practices and regulatory, judicial and consumer conditions change, unexpected and unintended issues related to claims and coverage may emerge, such as, a growing trend of plaintiffs targeting automobile insurers in purported class action litigation relating to claim-handling practices and regulatory noncompliance. These issues can have a negative effect on our business by either extending coverage beyond our underwriting intent or by increasing the size of claims or resulting in other monetary damages. The damages and penalties in these types of matters can be substantial. The relief requested by the plaintiffs varies but may include requests for compensatory, statutory and punitive damages.

     We and certain of our directors and executive officers are named as defendants in a putative class action proceeding initially filed in the United States District Court for the Southern District of Florida. In the proceeding, which is a consolidation of two previously separately pending actions filed at approximately the same time and involving essentially the same facts and claims, the plaintiffs allege violations of the Federal securities laws in connection with alleged non-disclosures and deceptive disclosures in our press releases and filings with the Securities and Exchange Commission regarding our acquisition, operation and divestiture of our former Tri-State,

Ltd. subsidiary, a South Dakota company selling nonstandard personal auto insurance. The second amended complaint does not specify the amount of damages the plaintiffs seek.

     The Office of the New York Attorney General and other state attorneys general are investigating certain insurance industry practices. The New York Attorney General has filed a lawsuit against Marsh & McLennan Companies, Inc. and, in so doing, named various insurance companies who may have had involvement in the insurance industry practices in question. The investigations appear to center around practices by which other insurance companies paid contingent compensation to insurance brokers based on the volume or profitability of the insurance placed with the insurance company for their clients, allegedly in violation of the brokers’ duty to act in the best interest of their clients rather than their own undisclosed pecuniary interest. We were not named in this lawsuit. However, we are monitoring the situation and, if necessary, intend to take appropriate action.

     An adverse resolution of the litigation pending or threatened against us could have a material adverse effect on our financial condition, results of operations or cash flows.

Because we are primarily a personal automobile insurer, our business may be adversely affected by conditions in that industry.

     Our results of operations may be adversely affected by conditions that influence the automobile insurance industry in general. This industry is exposed to the risks of severe weather conditions, such as rainstorms, snowstorms, hail and ice storms, hurricanes, tornadoes, earthquakes and, to a lesser degree, explosions, terrorist attacks and riots. Due to the geographic concentration of our insureds, particularly near coastlines, we could be exposed to disproportionately high losses related to individual hurricanes, hail damage and other severe weather conditions.

     The profitability of companies operating in the nonstandard personal auto insurance business lines is also affected by fluctuations in loss cost trends. Driving patterns, inflation in the cost of auto repairs and medical care, and increasing litigation of liability claims are some of the more important factors that affect loss cost trends. We and other nonstandard auto insurers are generally unable to increase premiums unless permitted by regulators, typically after the costs associated with the coverage have increased. Accordingly profit margins generally decline in a period of increasing loss costs. We may be unable to continue our growth or we may need additional capital to execute our business plan if our margins decline during a business phase characterized by intense competitive and declining premiums.

Estimating reserves accurately is an inherently uncertain process, and if our loss reserves are not adequate, it will have an unfavorable impact on our results.

     We maintain loss reserves to cover estimated liabilities for unpaid losses and loss adjustment expenses for reported and unreported claims incurred as of the end of each accounting period. Reserves represent management’s estimates of what the ultimate settlement and administration of claims will cost, including:

•	estimates of loss and loss expense liabilities are subject to large potential errors of estimation as the ultimate disposition of claims incurred prior to the financial statement date, whether reported or not, is subject to the outcome of events that have not yet occurred, such as jury decisions, court interpretations, legislative changes, subsequent damage to property, changes in the medical condition of claimants, public attitudes and social and economic conditions such as inflation,

•	estimates of losses do not make provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in our historical data base or which are not yet quantifiable, and

•	estimates of future costs are subject to the inherent limitation on the ability to predict the aggregate course of future events.

     These estimates, which generally involve actuarial projections, are based on management’s assessment of facts and circumstances then known, as well as estimates of future trends in claim severity, frequency, judicial theories of liability, and other factors. As a result, these reserves do not represent an exact calculation of liability.

These variables are affected by both internal and external events, such as changes in claim handling procedures, inflation, judicial trends and legislative changes.

     Many of these items are not quantifiable in advance. Furthermore, our expansion into new markets and states may increase the risk that our reserves do not accurately reflect the ultimate losses that will occur in those markets and states. Additionally, there may be a significant reporting lag between the occurrence of an event and the time it is reported to us. The inherent uncertainties of estimating reserves are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because settling reserves is an inherently uncertain process, we cannot assure that the current reserves will prove adequate. If we conclude that estimates are incorrect and our reserves are inadequate, we are obligated to increase our reserves. An increase in the reserves results in an increase in losses and a reduction in or elimination of our net income for the period in which the deficiency in reserves is identified. Accordingly, an increase in reserves could have a material adverse effect on our results of operations, liquidity and financial condition.

A downgrade in our financial strength ratings may negatively affect our business.

     Financial strength ratings are an important factor in establishing the competitive position of insurance companies and may be expected to have an effect on an insurance company’s sales. An insurance company’s ability to effectively compete in the marketplace is in part dependent upon the rating determination of A.M. Best, the principal rating agency of the insurance industry. A.M. Best provides ratings of insurance companies based on comprehensive quantitative and qualitative evaluations and expresses its rating as an opinion of an insurer’s ability to meet its obligations to policyholders. Since April 2004, the A.M. Best rating of our insurance subsidiaries has been “B-” (Fair) with a stable outlook. A.M. Best assigns “B” and “B-” ratings to companies that have, in the opinion of A.M. Best, a fair ability to meet their current obligations to policyholders, but are financially vulnerable to adverse changes in underwriting and economic conditions.

     If we do not successfully implement our business plan, or if the risks we describe in this prospectus materially and adversely affect our results or our financial position, we would face the risk of a downgrade by A.M. Best. A downgrade in our rating may cause our independent agents to limit or stop their marketing of our products and may limit that availability or adversely affect the terms of capital sources to us.

We may need to raise additional capital.

     If we successfully implement our business plan, we anticipate that we will need additional capital to continue expanding our business. If we are not successful in implementing our business plan, we will need additional capital to continue or expand our business. We do not currently have any arrangements or credit facilities in place as a source of funds should this need arise, and there can be no assurance that we will be able to raise sufficient, if any, additional capital or to raise such capital on acceptable terms. If we are unable to obtain required capital on terms favorable to us, or at all, we may be forced to change our business plan and may be unable to respond to competitive pressures in our business. Even if we are able to raise additional capital, beyond the proceeds of this offering, through the issuance of equity or debt securities, those securities may have rights, preferences or privileges senior to the rights of investors in this offering. In addition, if we raise capital through credit facilities, we would experience risks typically associated with credit borrowings, such as risks of defaults that we are unable to cure, enforcement of any liens or other security interests we may grant and restrictions on our operations, including those that might be required to comply with any financial and non-financial covenants.

Adverse securities market conditions can have significant and negative effects on our investment portfolio.

     Our results of operations depend in part on the performance of our invested assets. Investment returns are an important part of our overall profitability, and fluctuations in the fixed income could impair our profitability, financial condition, and cash flows. Fluctuations in interest rates affect our returns on, and the market value of, our fixed income and short-term investments. In addition, defaults by third parties in the payment or performance of their obligations, primarily from our investments in corporate bonds, could reduce our investment income and realized investment gains or result in investment losses.

Our success depends on retaining our current key personnel and attracting additional personnel.

     Our success will depend largely on the continuing efforts of our executive officers and senior management, especially those of Robert W. Stallings, our Chairman of the Board and Chief Strategic Officer, Glenn W. Anderson, our President, Chief Executive Officer and Director and James R. Reis, our Executive Vice President. Our business may be adversely affected if the services of these officers or any of our other key personnel become unavailable to us. We have entered into employment agreements with Messrs. Stallings, Anderson and Reis. Even with these employment agreements, there is a risk that these individuals will not continue to serve for any particular period of time.

     In addition, we have recently hired a number of key employees, each of whom has been with us for less than six months. In addition, we intend to endeavor to hire additional key employees and officers to support our business growth, our focus on the nonstandard personal auto insurance business, our expansion into new geographic markets and the improvement and enhancement of our systems and technologies. To integrate into our company, these individuals must spend a significant amount of time learning our business model and management systems, in addition to performing their regular duties. If we fail to complete this integration in an efficient manner, our business and prospects will suffer.

     Hiring management personnel is very competitive in our industry due to the limited number of people available with the necessary skills, experience and understanding of our business procedures and the necessary leadership ability to guide us through the strategic development initiatives contemplated in the immediate years ahead. Our management intends to propose the adoption of a new long-term focused system of performance-based equity compensation for key personnel, subject to the approval of the Compensation Committee of the Board and a vote of shareholders at the 2005 Annual Meeting of Shareholders. If adopted, the Compensation Committee, all of whose members are independent, would be authorized to offer performance-based incentive grants and potentially issue up to 8% to 10% of our outstanding common stock over time based on achievement of performance targets, in a manner that would be dilutive to holders of our common stock. Our inability to attract, train or retain the number of highly qualified personnel that our business needs may cause our business and prospects to suffer.

We cannot be certain that the net operating loss tax carryforwards will continue to be available to offset our tax liability.

     As of March 31, 2005, we had net operating loss tax carryforwards for Federal income tax purposes, which we refer to as “NOLs,” of approximately $71.6 million. In order to utilize the NOLs, we must generate taxable income which can offset such carryforwards. The NOLs will expire if not used. The availability of NOLs to offset taxable income would be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code. We will be treated as having had an “ownership change” if there is more than a 50% change in stock ownership during a three year “testing period” by “5% stockholders”.

     The NOLs will expire in various amounts, if not used, between 2018 and 2023. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS was successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset our future consolidated income.

Risks Related to Our Common Stock

Our stock price may be volatile.

     The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate significantly in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of insurance companies, including nonstandard automobile insurance companies, have been especially volatile. Such fluctuations can result from, among other things:

•	quarterly variations in operating results;

•	changes in market valuations of other similar companies;

•	announcements by us or our competitors of new products, contracts, acquisitions, strategic partnerships or joint ventures;

•	additions or departures of key personnel;

•	significant sales of common stock or the perception that such sales could occur;

•	general economic trends and conditions;

•	the lack of an established trading market for our common stock; and

•	future issuances of stock or debt securities to fund our anticipated growth.

     In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall and could negatively affect your investment regardless of our performance.

     In the past, companies that have experienced volatility in the market price of their stock, including us, have been the object of securities class action litigation. Securities class action litigation could result in substantial costs and a diversion of management’s attention and resources.

There is no established trading market for our common stock.

     There is no established public trading market for our common stock. Currently, our common stock is quoted on the OTC Bulletin Board. There can be no assurance that our common stock will be admitted to trade on any established trading market or exchange. Additionally, if our common stock is admitted for listing or trading, there can be no assurance that it will maintain the requirements for continued listing or trading on an established trading market or exchange.

     Our common stock may not be traded actively. An illiquid market for shares of our common stock may result in lower trading prices and increased volatility, which could negatively affect the value of your investment. If an active trading market does develop, it may not last and the trading price of the shares may fluctuate widely as a result of a number of factors, many of which are outside our control.

A small number of existing shareholders control our company, which limits your ability to influence the outcome of shareholder votes.

     Our executive officers and directors, together with our largest shareholder, beneficially own approximately 71.2% of our voting stock as of April 29, 2005, which includes outstanding shares of our Series A Convertible Preferred Stock which are entitled to vote with the common stock on an as-converted basis. As a result, these entities and individuals have the power to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation or bylaws and the approval of mergers and other significant corporate transactions. If these shareholders exercise their subscription rights and no other shareholders do so, their control over the voting power of our outstanding capital stock will increase from 71.2% to 75.5%.

Risks Related to the Rights Offering

The market price of our common stock may decline.

     We cannot assure you that the public trading market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock goes below $.75, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

You should not consider the subscription prices of our common stock as an indication of the value of our company or our common stock.

     Our board of directors, in consultation with our financial advisor, SMH, set all of the terms and conditions of the rights offering, including the subscription price. The $.75 subscription price was based on several factors, including the fairness opinion delivered by our financial advisor, the historic and current market price of our common stock as of the date of the opinion, our financial condition, our business strategy, anticipated cash flows, general conditions in the securities markets, our need for additional capital, available alternate sources of financing, prices offered to shareholders in other rights offerings and the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, among other things. The subscription price does not necessarily bear any relationship to our past operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of GAINSCO or our common stock.

You will not be able to revoke your exercise of subscription rights.

     Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed in the offering that cause you to change your mind about investing in our common stock, or if the offering is extended, you will nonetheless be legally bound to proceed.

Shareholders who do not fully exercise their rights will have their interests diluted by shareholders who do exercise their rights.

     If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of GAINSCO relative to shareholders who fully exercise their subscription rights. For example, if you own 610,000 shares of common stock before the rights offering, or approximately 1% of the outstanding common stock GAINSCO, and you exercise none of your subscription rights while all other subscription rights are exercised, then the percentage ownership represented by your shares will be reduced to approximately 0.75%.

We may terminate the rights offering and return your subscription payments without interest.

     We may in our sole discretion decide not to continue with the rights offering or to terminate the rights offering prior to the expiration of the subscription period. This decision would be based upon various factors, including market conditions. We currently have no intention to terminate the rights offering, but we are reserving the right to do so. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights, except to return your subscription payments, without interest or deduction.

Additional shares issued could depress the market price of our stock.

     As of April 29, 2005, there were 61,084,960 shares of our common stock issued and outstanding. If all subscription rights in this offering that are eligible to be exercised are exercised, we would have a total of 81,449,960 shares outstanding, assuming no other issuances or repurchases of common stock. We do not know the extent to which rights holders will exercise their subscription rights in this offering. However, if a substantial number rights are exercised, the sale of numerous shares of common stock in the months soon after the completion of the rights offering could depress the market price of our common stock.

Our market price is subject to sudden and significant swings, which may cause the resale price of your shares to be less than the subscription price.

     There can be no assurance that, after we issue the shares of common stock upon exercise of rights, a subscribing holder will be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.

You must act promptly and follow instructions carefully if you want to exercise your rights.

     Eligible participants and, if applicable, brokers acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by the subscription agent, Continental Stock Transfer & Trust Company, with respect to the rights before the expiration of the subscription period at 5:00 p.m. New York City time, on      , 2005. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights certificate, send an incorrect payment amount, or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it to the extent of the payment received, in which event, your current investment in our company would be diluted. Neither we nor the subscription agent undertake to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the applicable procedures.

FORWARD-LOOKING STATEMENTS

     Statements made in this prospectus and the documents incorporated by reference in this prospectus that are qualified with words such as “will be,” “may,” “anticipates,” “intends to engage,” “expects,” “could be impacted,” and similar words or phrases, are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements, and they should not place undue reliance on such statements. These factors include, but are not limited to, (a) the change in operational risks associated with increased premium production and expansion into new markets or states, (b) heightened competition from existing competitors and new competitor entrants into our markets, (c) the extent to which market conditions firm up, the acceptance of higher prices in the market place and our ability to realize and sustain higher rates, (d) contraction of the markets for our business, (e) factors considered by A.M. Best in its rating of us, and acceptability of our current A.M. Best rating of
“B-” (Fair), with a stable outlook, or our future rating, to our end markets, (f) our ability to effectively adjust and settle remaining claims associated with its exit from the commercial insurance business, (g) the ongoing level of claims and claims-related expenses and the adequacy of claim reserves, (h) the outcome of pending litigation, (i) the effectiveness of our investment strategies, (j) continued justification of recoverability of goodwill in the future, (k) the availability of reinsurance and the ability to collect reinsurance recoverables, including amounts that may become recoverable from reinsurers with less than A.M. Best “Secure” ratings, (l) the limitation on our ability to use net operating loss carryforwards as a result of constraints caused by ownership changes within the meaning of Internal Revenue Code Section 382, (m) general economic conditions, including fluctuations in interest rates as well as the Risk Factors set forth beginning on page 6 of this prospectus. In addition, the actual emergence of losses and loss expenses may vary, perhaps materially, from our estimate thereof, particularly with respect to new business and new markets, because (a) estimates of loss and loss expense liabilities are subject to large potential errors of estimation as the ultimate disposition of claims incurred prior to the financial statement date, whether reported or not, is subject to the outcome of events that have not yet occurred, such as jury decisions, court interpretations, legislative changes, subsequent damage to property, changes in the medical condition of claimants, public attitudes and social and economic conditions such as inflation, (b) estimates of losses do not make provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in our historical data base or which are not yet quantifiable, and (c) estimates of future costs are subject to the inherent limitation on the ability to predict the aggregate course of future events. A forward-looking statement is relevant as of the date the statement is made and we undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which the statements are made.

THE RIGHTS OFFERING

     Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 6.

The Subscription Rights

     We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of shares of our common stock on June 7, 2005. We are giving you one subscription right for every three shares of common stock that you owned as a holder of record on June 7, 2005. You will not receive fractional subscription rights during the rights offering, but instead we have rounded your total number of subscription rights up to the next largest whole number. Each subscription right entitles you to purchase one share of common stock for $.75. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Eastern Standard Time, on      , 2005. After that date, the subscription rights will expire and will no longer be exercisable.

Subscription Rights

     Each subscription right entitles you to receive one share of common stock upon payment of $.75 per share. You will receive certificates representing the shares that you purchase pursuant to your subscription rights as soon as practicable after June 7, 2005, whether you exercise your subscription rights immediately prior to that date or earlier.

Expiration Date

     The rights will expire at 5:00 p.m., New York City time, on      , 2005, unless we decide to extend the rights offering. If this commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

Cancellation and Amendment Right

     Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on the expiration date for any reason, including a change in the market price of the common stock. If we cancel the rights offering, any funds you paid will be promptly refunded, without interest.

     We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will extend the expiration date and offer all subscribers the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Non-Transferability of Subscription Rights

     Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

     Notwithstanding the foregoing, you may transfer your rights to any of your affiliates. Your rights also may be transferred by operation of law. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. As used in this paragraph, an affiliate means any person (including a partnership, corporation or other legal entity such as a trust or estate) which controls, is controlled by or is under common control with you. If your rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the subscription agent prior to the expiration date of this offering.

Exercise Of Subscription Rights

     You may exercise your subscription rights by delivering to the subscription agent on or prior to the expiration date:

•	A properly completed and duly executed subscription certificate;

•	Any required signature guarantees or other supplemental documentation; and

•	Payment in full of $.75 per share of common stock to be purchased pursuant to the subscription rights.

     You should deliver your subscription certificate and payment to the subscription agent at the address shown under the heading “Subscription Agent.” We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

     You bear all risk for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

Method of Payment

     Payment for the shares must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Continental Stock Transfer & Trust Company, AAF GAINSCO, INC.,” or by wire transfer of immediately available funds to the account maintained by the subscription agent at J.P.Morgan Chase Bank, New York, New York, ABA #021000021, Account No. 475-503937. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Payment will be deemed to have been received by the subscription agent only upon:

•	receipt and clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or

•	receipt of good funds in the subscription agent’s account designated above.

     Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Guaranteed Delivery Procedures

     If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent before the expiration of the subscription period, you may exercise your rights by the following guaranteed delivery procedures:

•	provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the subscription rights to the subscription agent before the expiration time;

•	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

•	deliver the properly completed rights certificate evidencing the rights being exercised, and, if applicable for a nominee holder, the related nominee holder certification, with any required signatures medallion guaranteed, to the subscription agent, within three business days following the expiration time.

     Your notice of guaranteed delivery must be substantially in the form provided with the “Instructions for Use of GAINSCO, INC. Subscription Certificates” distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee medallion program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of rights represented by your rights certificate, the number of shares of common stock you are subscribing for pursuant to your subscription rights; and

•	your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three business days following the expiration time.

     You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under the heading “Subscription Agent.”

     Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (212) 616-7610. To confirm facsimile deliveries, you may call (212) 509-4000 extension 536.

     The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Shareholders may call the information agent at (800) 607-0088, and banks and brokers may call the information agent at (800) 654-2468.

Signature Guarantees

     Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Rights of Subscribers

     Your exercise of rights in this rights offering will give you no additional rights as a shareholder until the shares you have purchased in the rights offering are deemed issued to you.

No Revocation of Exercised Rights

     Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend the subscription period, you later learn information about us that you consider to be unfavorable or the market price of our common stock is below the $.75 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $.75 per share.

Issuance of Common Stock

     Unless we earlier terminate the rights offering, the subscription agent will issue the shares of our common stock purchased in the rights offering as soon as practicable following the expiration date of the rights offering to those rights holders who have timely and properly completed and signed rights certificate together with payment of the subscription price for each share of common stock subscribed for. Each subscribing holder’s new shares will be issued in the same form, certificated or book-entry, as the rights exercised by that holder.

     Your payment of the aggregate subscription price for our common stock will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your shares of common stock. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of our company with respect to the subscribed for shares of our common stock until the certificates representing such shares are issued to you or the shares are deposited in the book-entry account held on your behalf. Upon our issuance of the certificates or the deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of common stock.

Shares Held for Others

     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificate and the related nominee holder certification and submit them to the subscription agent with the proper payment.

     If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions on a form provided by your nominee holder with the other rights offering materials.

Ambiguities in Exercise of Subscription Rights

     If you do not specify the number of shares of common stock being subscribed for on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the shares of common stock shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1)	to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your subscription rights; and

(2)	to subscribe for shares of common stock until your subscription rights have been fully exercised. Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

     We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

     We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Our Decision Binding

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give you that notice.

Shares of Common Stock Outstanding After the Rights Offering

     As of April 29, 2005, we had outstanding 61,084,960 shares of our common stock. Assuming we issue all of the shares of common stock offered in the rights offering, approximately 81,449,960 shares of common stock will be issued and outstanding. This would represent an increase of approximately 33% in the number of outstanding shares of common stock. If you do not fully exercise your subscription rights but others do, the percentage of our common stock that you hold will decrease.

Protection Mechanics

     Our ability to utilize our NOLs would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. Some or all of these NOLs may be available to offset our future taxable income, if any, but the continued availability of our NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change”, generally a more than 50 percentage point increase in stock ownership, measured by value, during a 3-year testing period by “5% stockholders”. In determining 5% ownership, the following attribution provisions apply for purposes of Section 382 of the Code:

•	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

•	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

     We have the right, in our sole and absolute discretion, to limit the exercise of rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 5% stockholders or a subscriber to the extent its exercise of rights might, in our sole and absolute discretion, result in a subscriber owning 5% or more of our common stock.

     In order to protect against an unexpected “ownership change” for federal income tax purposes, we have implemented the protection mechanics as follows:

•	by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 3.7 million shares of our common stock;

•	if an exercise would result in the subscriber owning more than 3.7 million shares of our common stock the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;”

•	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns; and

•	we have the right to instruct the subscription agent to refuse to honor a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock.

     By exercising rights in the offering, you agree that:

•	the protection mechanics are valid, binding and enforceable against you;

•	any purported exercise of rights, in violation of the protection mechanics section, will be void and of no force and effect; and

•	we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

Fees And Expenses

     We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. None of GAINSCO, the subscription agent nor the information agent will pay these expenses.

Subscription Agent

     We have appointed Continental Stock Transfer & Trust Company as subscription agent for the rights offering.

     The subscription agent’s address is:

17 Battery Place, 8th Floor New York, New York 10004 Attn: Reorganization Department

     The subscription agent’s telephone number is (212) 509-4000 extension 536, and its facsimile number is (212) 616-7610. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and certain expenses of the subscription agent, which we estimate will total $3,000. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with the rights offering.

Information Agent

     We have appointed Morrow & Co., Inc. as information agent for the rights offering. The information agent will be responsible for delivery of rights offering materials to certain nominee holders. The information agent will also operate a toll free telephone number to answer questions from shareholders relating to the rights offering. The information agent may be contacted toll free by telephone at (800) 607-0088.

     We will pay the fees and certain expenses of the information agent, which we estimate will total $10,000. Under certain circumstances, we may indemnify the information agent from certain liabilities that may arise in connection with the rights offering.

No Recommendations

     Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Important

     PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

If You Have Questions

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact:

Morrow & Co., Inc. 445 Park Avenue, 5th Floor New York, New York 10022 Shareholders: (800) 607-0088 Banks and Brokers: (800) 654-2468

or

GAINSCO, INC. 1445 Ross Avenue, Suite 5300 Dallas, Texas 75202 Attention: Investor Relations Telephone: (214) 647-0415

USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $15,062,750 in the rights offering, assuming that all subscription rights are exercised (which cannot be assured and likely will not be the case) at a subscription price of $.75 per share, and after deducting expenses of the rights offering of approximately $211,000. We intend to use the net proceeds of the offering to make capital contributions to our subsidiary insurance companies and for working capital and general corporate purposes. In that regard, we have received confirmation from A.M. Best that, contingent on our raising a minimum of $10 million in this offering, the contribution of at least that amount to our insurance companies’ capital by August 31, 2005, and our adherence to the prospective business plans presented to A.M. Best, we will achieve a financial strength rating of “B” (Fair). A.M. Best will monitor our overall capitalization and operating performance on a quarterly basis to confirm ongoing consistency with the “B” rating.

CAPITALIZATION

     The following table sets forth a summary of our capitalization on an historical basis as of March 31, 2005, and as adjusted to reflect the estimated $15,273,750 gross proceeds from the rights offering, as if the rights offering had closed as of March 31, 2005. For the purpose of this table, we have assumed that all of the rights were exercised in the rights offering. However, there can be no assurance that the rights will be exercised. You should read this information in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.

	As of March 31, 2005
	(in thousands)
	Actual	As Adjusted
Redeemable convertible preferred stock — Series A	$16,189	16,189

Shareholders’ Equity
Common stock	6,193	8,230
Additional paid-in capital	120,270	133,296
Accumulated other comprehensive income	300	300
Retained deficit	(83,728)	(83,728)
Unearned compensation on restricted stock	(634)	(634)
Treasury stock	(7,695)	(7,695)

Total shareholders’ equity	34,706	49,769

Total capitalization	$50,895	65,958

DETERMINATION OF OFFERING PRICE

Determination of Subscription Price

     In recommending a price at which a share of common stock may be purchased in this rights offering, our board of directors considered several factors, including the fairness opinion delivered by our financial advisor, SMH, the historic and current market price of our common stock as of the date of the opinion, our financial condition, our business strategy, anticipated cash flows, general conditions in the securities markets, our need for additional capital, available alternate sources of financing, the utilization of our NOLs, prices offered to shareholders in other rights offerings and the need to offer the shares at a price that would be attractive to investors relative to the then-current trading price for our common stock, among other things.

Fairness Opinion of SMH

     Pursuant to an engagement letter dated April 11, 2005, we retained SMH on behalf of, and to advise, the board of directors initially with respect to the possible range of per share subscription prices in the rights offering and to render an opinion to the board of directors as to the fairness, from a financial point of view, of the subscription price of the rights offering to our existing common shareholders taken as a whole. On May 3, 2005, SMH discussed with the board of directors a range of $0.60 to $0.90 per share, orally confirmed for the board of directors the financial fairness of the per share subscription price of $0.75 and subsequently delivered its written opinion dated as of May 3, 2005 that, as of such date and based on the matters described in the opinion, the subscription price of the rights offering was fair, from a financial point of view, to our existing common shareholders taken as a whole. SMH’s opinion, dated May 3, 2005, speaks only as of that date, and SMH does not have any obligation to update, revise or reaffirm its opinion.

     SMH’s opinion addresses only the fairness of the rights offering, from a financial point of view, to our existing common shareholders taken as a whole. SMH’s opinion does not constitute a recommendation to the shareholders as to whether or not they should participate in the rights offering. SMH’s opinion also does not address our underlying business decision to effect the rights offering. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. SMH advised the board of directors on May 3, 2005 that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions. The complete text of SMH’s opinion is attached to this prospectus as Annex A.

     SMH’s opinion and financial analyses were only two of a number of factors considered by the board of directors in their evaluation of the transaction and the subscription price, and was not the sole determinative factor in the board of directors’ decision with respect to proceeding with the rights offering or determining the subscription price.

     In preparing its opinion, SMH was not requested to, and did not, solicit third party indications of interest in financing, or acquiring all or any part of our company. SMH did not independently verify the accuracy and completeness of the information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available, and SMH has not assumed any responsibility for independently verifying such information. SMH was not requested to, and did not, make an independent evaluation or appraisal of our assets or liabilities, nor did SMH review any actuarial analysis, claims files or claims history. SMH further relied on the assurances of our management that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecast information furnished to or discussed with it, SMH assumed that the forecast information had been reasonably prepared and reflects the best currently available estimates and judgment of management as to our expected future financial performance. SMH expresses no opinion as to such financial forecast information or the assumptions on which they were based. SMH’s analysis was based on economic, market, financial and other conditions, including our alternatives available for raising additional capital, as they existed on, and on the information made available to SMH as of, the date of its opinion. SMH has no made recommendation to our shareholders, and has made no determination, as to whether or not they should participate in this offering. The facts contained in the SMH opinion and summary of financial analyses presented below speak as May 3, 2005, the date of the SMH opinion, and those facts and summary analyses may differ from economic, market and other conditions existing as of or after the date of this prospectus. Accordingly, shareholders should not rely on this information as necessarily representative of the current ranges for comparisons to the subscription price.

Similarly, shareholders are urged to consult with their own financial advisors and should not rely on the selected transactions or other data summarized below, or the summary of financial analyses taken as a whole, as complete information for purposes of determining whether or not to participate in this offering.

     In connection with the review of the subscription price for the proposed rights offering and the preparation of its opinion, SMH, among other things:

1.	reviewed our draft registration statement;

2.	reviewed financial and other information that was publicly available;

3.	reviewed certain internal financial analyses and forecasts, including a forecast scenario, prepared by our management for SMH;

4.	conducted conversations with our senior management regarding business plans and financial forecasts;

5.	compared certain of our financial and securities data with various other companies whose securities are traded in public markets and reviewed the historical stock prices and trading volumes of our common stock;

6.	reviewed the financial terms and shareholder participation options of the proposed rights offering and certain other rights offerings; and

7.	conducted such other financial studies, analyses and investigations as they deemed appropriate for purposes of their opinion.

     SMH’s analyses included an analysis of our common equity value based upon various alternative valuation methodologies. Each valuation methodology provided an estimate of our common equity value that was considered by SMH in its assessment of the fairness, from a financial point of view, of the per share subscription price of $0.75.

     In forming its opinion, SMH considered, among other things:

1.	Our need for additional capital and the fact that under the rights offering we may raise additional capital to fund our continued growth.

2.	The time period available in which to raise the needed capital and the uncertainty of closure associated with various alternative methods for raising capital.

3.	That the rights offering may be less expensive to us than the other financing options, since no underwriting or sales commission will be paid in respect of the shares purchased in the rights offering.

4.	That the rights offering may be less dilutive to existing shareholders taken as a whole than other financing options.

5.	The impact of the rights offering on our A.M. Best Rating. A.M. Best has indicated that a $10 million equity infusion to our insurance companies would be necessary for us to upgrade our B- rating in the face of our rapid growth.

6.	That a rights offering to our existing shareholders will not have a material adverse effect upon our use of our NOLs under Section 382 of the Internal Revenue Code, whereas a sale of a similar number of shares to new persons could impair such use.

Market Approach — Guideline Company Multiples

     SMH researched numerous available sources of information to find reasonably similar companies that could be used for comparison purposes. SMH reviewed public stock market trading multiples for selected publicly traded nonstandard automobile insurance companies with financial and operating characteristics which it deemed to be similar to those of us. Although SMH recognized there are few truly comparable enterprises, SMH deemed the publicly traded companies listed below to be reasonably comparable:

•	21st Century Holding Co.

•	Affirmative Insurance Holdings Inc.

•	Bristol West Holdings, Inc.

•	Direct General Corp.

•	Hallmark Financial Services Inc.

•	Infinity Property and Casualty Corp.

•	Kingsway Financial Services Inc.

     The selected public companies may significantly differ from us based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular segments of the insurance industry in which the companies focus.

     SMH also reviewed trading multiples for Vesta Insurance Group, Inc., but it did not include this company in its analysis due to the unavailability of the year-end 2004 Form 10-K.

     The comparable company analysis estimates our implied equity value per share to be between $0.21 and $1.74 with a median value of $0.58. SMH noted the proposed subscription price of $0.75 falls within this range.

Market Approach — Guideline Transaction Multiples

     SMH reviewed publicly available financial information relating to 43 change-of-control transactions of selected companies in the property and casualty insurance industry that were announced since January 1, 1999.

     SMH chose the selected transactions because they were business combinations that, for the purposes of the analysis, SMH considered to be reasonably similar to us in that these transactions involved companies in the property and casualty insurance industry. SMH considered that the selected transactions may not be directly comparable to us based on, among other things, the size of the transactions, the structure of the transactions, the dates that the transactions were announced and consummated, interest rate and equity market fluctuations, industry results and growth expectations.

     From this list of 43 guideline comparable transactions, SMH reviewed financial information and computed various valuation multiples. SMH also reviewed independently the 13 transactions of the guideline comparable transactions that were less than $100 million and computed the related multiples. These multiples express the value of these guideline transactions in terms of standard accounting measures, such as operating income, earnings, and book value of equity.

     SMH applied the relevant comparable transactions’ range of multiples to our most recent operating income, earnings, and book value of equity. Application to the 43 public comparable transactions estimated our implied equity value per share to be between $0.24 and $2.68 with a median value of $0.75. Application to the 13 public comparable transactions estimated our implied equity value per share to be between $0.24 and $1.24 with a median value of $0.63. The proposed subscription price of $0.75 falls within both of these ranges.

Discounted Cash Flow Approach

     SMH performed a discounted cash flow analysis, which is an analysis of the present value of projected unlevered free cash flows using their terminal year price to book value multiples and estimated discount rates. SMH analyzed our business using publicly available information, discussions with our management and a financial forecast scenario prepared by management for the fiscal years 2005 through 2009.

     In calculating the terminal value, SMH assumed price to book value multiples ranging from 1.1x to 1.9x, which SMH believed to be appropriate in such analysis based on an analysis of comparable company multiples. The annual free cash flows and terminal value were discounted to determine a net present value of our enterprise value. Discount rates in the range of 10.4% to 17.3% were chosen based upon an analysis of the weighted average cost of capital.

     Assuming financial forecasts are achieved with no additional dilution to common shareholders associated with any additional financing, which may not be possible, the discounted cash flow analysis performed by SMH estimated our implied equity value per share to be between $0.97 and $2.02 with a median value of $1.43. Assuming financial forecasts are achieved according to the proposed rights offering, the discounted cash flow analysis performed by SMH estimated our implied equity value per share to be between $0.72 and $1.51 with a median value of $1.07. SMH noted the proposed subscription price of $0.75 falls within this range.

Implied Pro Forma Capitalization

     SMH analyzed our capital structure on a pre-rights offering (reflecting adjustments to give effect to the January 2005 recapitalization) and a pro forma post-rights offering basis. Assuming the equity offering is fully subscribed at a subscription price of $0.75 per share, SMH noted the transaction implies an increase in book value per share from $0.55 on a pre-rights offering basis to $0.60 on a post-rights offering basis. In addition, based on the same assumptions, SMH noted total debt and preferred stock as a percent of total capitalization decreased from 36.5% on a pre-rights offering basis to 27.9% on a post-rights offering basis.

Analysis of other Rights Offerings

     SMH reviewed other publicly announced rights offerings between all Finance, Insurance and Real Estate rights offerings since 2000 excluding rights offerings with transferable rights and those involving closed end funds and American Depositary Receipts. All of the rights offerings in the sample for which information was available had oversubscription rights available to all stockholders. SMH believes approximately 9% of the sample for which information was available were priced based on intangible factors that may have had no relation to the value of the companies’ assets, operating performance or share price. Approximately 33% of the companies in the sample retained financial advisors who acted as selling agents on the rights offering.

     SMH reviewed the relative share price performance of the sample group and compared it to the subscription price at various dates. Among the 12 rights offerings reviewed, SMH observed a median discount of 12.6% and a mean discount of 12.4% with an overall range from a discount of 41.8% to a premium of 11.6% to the market price of the securities offered.

Alternative Financing Structure Review

     SMH reviewed a number of financing alternatives to investment including follow-on public offerings, private investments in public equities (“PIPEs”) and a private investment by existing controlling shareholders.

     SMH’s review was based on a number of theoretical criteria including pricing, completion risk, timing, deleveraging of balance sheet, governance and approval requirements, fees and other factors. Based on SMH’s review and the criteria cited, SMH was of the view that none of the financing alternatives reviewed was clearly better to our existing shareholders taken as a whole than the proposed rights offering.

     In this regard, SMH noted that, among other things:

1.	A rights offering is “democratic” from the perspective that all stockholders can participate based on their proportional ownership.

2.	Shareholders who do not have the financial means to subscribe fully may sell their shares prior to the record date and that the value of the rights will be part of the value of our shares of common stock through the record date.

3.	Shareholders who have the financial means to subscribe fully may buy shares pursuant to the rights and capture any value in the difference between the subscription price and the market price.

     Follow-on Offerings Analysis. SMH reviewed public offerings of registered common stock completed using a registration statement for companies with less than $100 million of market capitalization. Among the 57 follow-on offerings reviewed, SMH observed a median discount of 8.1% and a mean discount of 10.9% with an overall range from a discount of 69.0% to a premium of 34.4% to the market price of the securities offered.

     Among the 57 follow-on offerings reviewed, SMH observed a median gross spread of 6.0% and a mean gross spread of 6.2% with an overall range from a gross spread of 2.9% to 10.0% to the offering price of the securities offered.

     SMH compared our 54% discount implied by the proposed subscription price of $0.75 to the April 27, 2005 closing price of our common stock of $1.63 per share with the discounts observed in the follow-on offerings reviewed and noted that it falls within this range.

     PIPE Offerings Analysis. SMH reviewed PIPE offerings of unregistered common stock to accredited investors through a purchase agreement completed for finance, insurance or real estate companies with less than $150 million of market capitalization.

     Among the 53 PIPE offerings reviewed, SMH observed a median discount of 7.5% and a mean discount of 15.2% with an overall range from a discount of 86.5% to a premium of 40.5% to the market price of the securities offered. Among the 53 PIPE offerings reviewed, SMH observed a median placement agent fee of 6.0% and a mean placement agent fee of 6.5% with an overall range from 3.0% to 13.0% to the offering price of the securities offered.

     SMH compared our 54% discount implied by the proposed subscription price of $0.75 to the April 27, 2005 closing price of our common stock of $1.63 per share with the discounts observed in the PIPE offerings reviewed and noted that it falls within this range.

     Private Equity Investment by Controlling Shareholders. SMH noted another alternative that could have been considered by us would be a private equity investment by existing controlling shareholders.

     SMH considered that a private equity investment by controlling shareholders would accomplished our financing needs on a timely basis and with fewer expenses than a follow-on offering or a PIPE. However, such an investment would preclude the remaining shareholders from participating and further dilute the existing shareholders other than the controlling shareholders. SMH noted that a rights offering may be beneficial to this structure because it provides sharing of the corporate opportunity among all shareholders.

General

     SMH is a nationally recognized investment banking firm with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. SMH, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The board of directors selected SMH because of its experience and expertise in performing valuations and fairness analysis. SMH does not beneficially own any interest in us. Furthermore, SMH has no agreement or understanding to provide additional services to us beyond the scope of this fairness opinion.

     In the ordinary course of its business, SMH may actively trade our equity securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. SMH has previously rendered a fairness opinion in connection with our recapitalization approved by our shareholders on January 18, 2005 and completed on January 21, 2005. In connection with its services to us in connection with this rights offering, we agreed to pay SMH a fee of $75,000, plus out-of-pocket expenses, including the expenses of its legal counsel. No portion of the fee was contingent upon approval or completion of the rights offering or the conclusions set forth in SMH’s opinion. We have further agreed to indemnify SMH and certain other parties affiliated or associated with SMH against certain claims, liabilities and expenses related to or arising in connection with the rendering by SMH of its services as described above.

PLAN OF DISTRIBUTION

     On or about June 7, 2005, we will distribute at no cost the subscription rights and copies of this prospectus to all holders of record of our common stock on June 7, 2005. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it, with payment for the shares, to the subscription agent, Continental Stock Transfer & Trust Company, at the address on page 21. See “The Rights Offering - Exercise of Subscription Rights.” If you have any questions, you should contact Morrow & Co., Inc. at the telephone numbers and address on page 22.

FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the material federal income tax consequences to you as a U.S. shareholder of GAINSCO, INC. and to us as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. shareholder.

     For purposes of this disclosure, a U.S. shareholder is a holder of our common stock that is:

•	an individual who is a citizen or resident of the United States,

•	a corporation, partnership or other entity created in, or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust that either:

•	the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or

•	that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated.

     This summary is based on the Internal Revenue Code of 1986, as amended (which we will refer to as the “Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

     Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your our stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Shareholders

     Receipt of a subscription right. You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your shares of our common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

     Expiration of subscription rights. You will not recognize any loss upon the expiration of a subscription right.

     Exercise of subscription rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

Taxation of GAINSCO, INC.

     We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

Section 382 and Limitations on Use of Losses

     As a result of losses in prior years, as of March 31, 2005 we had NOLs for tax purposes aggregating approximately $71.6 million. These net operating loss carryforwards of approximately $0.6 million, $22.8 million, $33.9 million, $13.7 million and $0.6 million, if not utilized, will expire in 2018, 2020, 2021, 2022 and 2023, respectively. In certain circumstances, Section 382 of the Internal Revenue Code may apply to materially limit the amount of our taxable income that may be offset in a tax year by our net operating losses carried forward from prior years. This limitation generally is an amount equal to the value of the company immediately before an “ownership change” multiplied by the long-term tax-exempt rate for the month in which the change occurs. This annual limitation would apply to all years to which the net operating losses can be carried forward.

     In general, the application of Section 382 is triggered by an increase of more than 50 percentage points in the ownership of all of a company’s currently issued and outstanding stock, determined on the basis of value, by one or more “5% shareholders” during the applicable “testing period,” which is usually the three year period ending on the date on which a transaction is tested for an ownership change. The determination of whether an ownership change has occurred under Section 382 is made by aggregating the increases in percentage ownership for each 5% shareholder whose percentage ownership by value has increased during the testing period. For this purpose, all stock owned by persons who own less than 5% of a company’s stock is generally treated as stock owned by a single 5% shareholder.

     In general, a 5% shareholder is any person who owns 5% or more of the stock by value of a company at any time during the testing period. The determination of whether an ownership change has occurred is made as of each “testing date.” For this purpose, a testing date generally is triggered whenever there is an “owner shift” involving any change in the respective stock ownership of the company and such change affects the percentage of stock owned by value by any person who is a 5% shareholder before or after such change. A testing date also may be triggered by the company’s issuance of options in certain limited circumstances.

     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

ABOUT GAINSCO, INC.

Background

     We are a holding company that provides administrative and financial services for our wholly owned subsidiaries. We were incorporated in Texas on October 11, 1978. We completed our initial public offering on November 14, 1986.

     We are a property and casualty insurance company concentrating our efforts on the nonstandard personal automobile market as we continue to exit from the commercial insurance business. Our insurance operations for 2004 were conducted through two insurance companies: General Agents Insurance Company of America, Inc., an Oklahoma corporation, and MGA Insurance Company, Inc., a Texas corporation.

     At March 31, 2005, we were approved to write insurance in 39 states and the District of Columbia on a non-admitted basis and in 44 states and the District of Columbia on an admitted basis. We market our nonstandard personal auto line of insurance on an admitted basis through independent retail agencies in Arizona, California, Florida, Nevada and Texas. Approximately 90% of our gross premiums written during 2004 resulted from risks located in Florida.

     Our only line of insurance currently being written is nonstandard personal auto and it is written on classes of risks which are not generally insured by many of the standard companies. Our strategy is to identify various classes of risks where we can price our coverages profitably and competitively. We set our premiums by applying judgment after consideration of statistical analysis, the risks involved and the competition.

Recent Developments

     Nonstandard Personal Auto Line

     We only write nonstandard personal auto insurance and have no plans to write any other lines of insurance. This business has been profitable in recent periods, due in large part to favorable market conditions. Our current plan is to grow that business strategically to establish a broader, more geographically diversified earnings base by expanding into new states and markets to achieve growth with diversification of risk.

     During our recent transition period, we limited our growth by maintaining a ratio of net premiums written to surplus, or leverage, of approximately 1 to 1, which is below the level at which some competitors operate. Our recently completed capital restructuring has permitted management to change our focus to seek opportunities to grow premiums written while diversifying risk.

     We limited our business to Florida until the fourth quarter of 2003, when we began writing policies in Texas. In 2004, we began writing policies in Arizona and Nevada and initiated a California program with an independent managing general agency as well. We experienced significant growth in premiums written during the first two months of 2005, and management currently expects continuing growth in premiums written and an increase in our leverage. Significant growth could enable us to increase our profitability if we are able to achieve that growth with favorable profit margins, but we also have the potential to cause material and adverse effects on our financial condition and results if not profitably written.

     This growth strategy necessarily entails increased operational risks and other challenges that are greater than and different from those to which we have previously been subject in writing nonstandard personal automobile insurance. These new risks and challenges include, but are not limited to, the following:

•	competitive conditions for our product have intensified recently, and further pressures on pricing are anticipated;

•	generally, new business initially produces higher loss ratios than more seasoned in-force business, and this factor could be magnified to the extent that we enter multiple new states and market areas within a short period of time. Furthermore, it amplifies the importance of our ability to assess any new trends accurately and respond effectively;

•	pricing decisions in new states and markets, involving different claims environments, distribution sources and customer demographics, will be made without the same level of experience and data that is available in existing markets;

•	our expected growth will require additional personnel resources, including management personnel, relationships with agents and vendors with whom we have not previously done business, and additional dependence on operating systems and technology. We will face substantial challenges in maintaining adequate customer service and retaining business, particularly because of the additional complexity of operating in multiple states and time zones; and

•	if we grow significantly or if adverse underwriting results occur, additional capital may be required, and such capital may not be available on favorable or acceptable terms. Our ability to maintain sufficient capital and perform successfully will be important factors in determinations of our A.M. Best rating, and that rating could have a significant influence on our marketing initiatives.

     Our ability to manage the foregoing risks and challenges, as well as potentially declining market conditions and possible unforeseen developments affecting our business, will determine in large part whether our strategy for profitable growth can be implemented successfully. There is no assurance that we will be able to achieve the objectives of our growth strategy.

     Recapitalization

     On January 21, 2005, we consummated a recapitalization pursuant to agreements that we entered into on August 27, 2004 and that were approved by our shareholders on January 18, 2005. The agreements were with Goff Moore Strategic Partners, L.P., then holder of the Company’s Series A and Series C Preferred Stock and approximately 5% of our outstanding common stock; Robert W. Stallings, the Chairman of the Board and then holder of our Series B Preferred Stock; and First Western Capital, LLC, a limited liability company owned by James R. Reis. The recapitalization substantially reduced, as well as extended, our existing preferred stock redemption obligations and resulted in cash proceeds to us of approximately $8.7 million before an estimated $2.2 million in transaction costs and approximately $3.4 million used to redeem the Series C Preferred Stock.

     As part of the recapitalization:

•	13,500 shares of the 31,620 shares of Series A Preferred Stock held by Goff Moore Strategic Partners were exchanged for 19,125,612 shares of our common stock. The remaining 18,120 shares of Series A Preferred Stock:

•	become redeemable at the option of the holders commencing January 1, 2011,

•	are entitled to receive cash dividends at the rate of 6% per annum until January 1, 2006 and 10% per annum thereafter until redemption,

•	remain outstanding and convertible into 3,552,941 shares of our common stock at $5.10 per share, entitled to vote on an as-converted basis, and redeemable at our option commencing June 30, 2005 at a price equal to stated value plus accrued dividends;

•	we exercised our option to purchase all of the outstanding shares of Series C Preferred Stock for approximately $3.4 million from the proceeds of the sale of our common stock in the recapitalization;

•	the expiration date of Goff Moore Strategic Partners’ Series B Warrant to purchase 1,550,000 shares of our common stock for $2.5875 per share was extended to January 1, 2011; and

•	our and our subsidiaries’ investment management agreements with Goff Moore Strategic Partners were terminated.

     Also as part of the closing of the recapitalization on January 21, 2005,

•	Mr. Stallings acquired 13,459,741 shares of our common stock in exchange for $4,629,042.44 cash, his 3,000 shares of outstanding Series B Preferred Stock and a warrant to purchase 1,050,000 shares of our common stock for $2.25 per share;

•	First Western Capital, LLC acquired 6,729,871 shares of our common stock in exchange for $4,037,922.60 in cash; and

•	the number of shares of our common stock outstanding has increased from 21,169,736 to 61,084,960, and there also remain outstanding 18,120 shares of our Series A Preferred Stock.

     In the restructuring, Mr. Stallings became our executive Chairman of the Board and Mr. Reis became our Executive Vice President with responsibility for risk management. Glenn W. Anderson remains as our President and Chief Executive Officer.

     For a more detailed description of the recapitalization, see our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 24, 2005.

     Offer of Reinsurance Settlement

     In May 2005, we received an offer from a reinsurer in distressed financial condition to settle its remaining reinsurance obligations to us. The offer is part of a plan approved by the reinsurer’s state insurance department to terminate its business and wind up its affairs. The offer is to pay us the balance of our receivables for resolved claims and to pay a substantially discounted amount with respect to unpaid claims and claim adjustment expenses. The offer expires in July 2005, and we are currently evaluating it. If we accept the offer, it would result in our recognizing additional claims and claim adjustment expenses of approximately $1 million in the quarter ending June 30, 2005.

LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

EXPERTS

     The consolidated financial statements and schedules of GAINSCO, INC., as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 financial statements refers to a change in accounting for goodwill and other intangible assets in 2002 as a result of the adoption of Statement of Financial Accounting Standards 142, Goodwill and Other Intangibles.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information may be examined without charge at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room upon payment of prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room.

     We have “incorporated by reference” into this prospectus certain information that we file with the Securities and Exchange Commission. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the Securities and

Exchange Commission and incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference as described below will automatically update and supersede any previous information that is part of this prospectus.

     We incorporate by reference into this prospectus our documents listed below and any documents we file subsequently with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by a Form 10-K/A filed by us on May 3, 2005;

(2)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(3)	our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2005;

(4)	our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 2005;

(5)	our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2005;

(6)	our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005;

(7)	our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2005;

(8)	our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2005; and

(9)	the description of our common stock set forth in our registration statement on Form 8-A filed with the Securities and Exchange Commission on July 9, 1996, and any subsequent amendments or reports filed for the purpose of updating this description.

     We will not incorporate by reference those portions of the reports on Form 8-K listed above or future filings of reports on Form 8-K into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or into this prospectus that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
(214) 647-0415
Attention: Investor Relations

     You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

     This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

ANNEX A
[Letterhead of Sanders Morris Harris, Inc.]

May 3, 2005

Board of Directors
GAINSCO, INC.
1445 Ross Avenue
Dallas, TX 75202

Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to the existing common shareholders of GAINSCO, INC. (“GNAC”) of the subscription price of $0.75 per share (the “Subscription Price”) of the rights offering of up to 20,361,653 common shares (the “Offering”) described in GNAC’s prospectus draft dated May 2, 2005 (the “Prospectus”).

Sanders Morris Harris, Inc. (“Sanders Morris”), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been retained by GNAC to render a fairness opinion to the Board of Directors in connection with the Offering. We will receive a fee for various advisory and marketing services under the terms of our agency agreement with GNAC dated April 11, 2005, as previously provided to and approved by GNAC’s Board of Directors. None of our fees are contingent upon consummation of the Offering, and the portion of such fees which is payable upon delivery of this opinion to GNAC’s Board of Directors is not contingent upon the approval or consummation of the Offering. In addition, GNAC has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion and to reimburse us for our reasonable expenses incurred in connection with the performance of our services.

In the ordinary course of its business, Sanders Morris may actively trade equity securities of GNAC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

In rendering our opinion, we have reviewed, among other things: the Prospectus draft; the financial statements of GNAC included in its annual reports on Form 10-K for the year ended December 31, 2004 and certain internal financial analyses and forecasts for GNAC prepared by its management. We have conducted conversations with GNAC’s senior management regarding its business plans and financial forecasts. We have also compared certain financial and securities data of GNAC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of GNAC, reviewed the financial terms and shareholder participation option of GNAC’s and certain other rights offerings and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the property and casualty insurance industry generally.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any of such information. We have assumed that any financial forecasts supplied to us were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of GNAC as to the future operating and financial performance of GNAC, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We assume no responsibility for, and express no view as to such financial forecasts or the assumptions on which they are based. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of GNAC’s since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the claims reserves set forth in the financial statements of GNAC reasonably relate to ultimate liabilities in all material respects. We did not make or obtain any independent evaluation, appraisal or physical inspection of GNAC’s assets or liabilities, nor did we review any actuarial analysis, claims

A-1

files or claims history of GNAC. We relied on advice of GNAC’s counsel and accountants as to certain legal and accounting matters with respect to GNAC, the Offering and the transactions and other matters described in the Prospectus. Additionally, we have assumed, with your consent, (i) that the Offering will be conducted as described in the Prospectus, (ii) that the Prospectus does not and will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) that each investor’s purchases therein are, and will be, in compliance with all laws and regulations applicable to GNAC.

Our opinion is necessarily based on economic, market, financial and other conditions, including GNAC’s alternatives available for raising additional capital, as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of GNAC for its information and assistance in connection with its consideration of the Subscription Price and does not in any manner address GNAC’s underlying business decision to proceed with or consummate the Offering. Furthermore, our opinion does not constitute a recommendation to any shareholder as to whether they should or should not exercise their rights in the Offering, nor do we express any opinion as to the prices at which any securities of GNAC might trade in the future. Except as required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Sanders Morris be made, without our prior written consent.

Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the Subscription Price pursuant to the Offering described in the Prospectus is fair, from a financial point of view, to the existing holders of GNAC common stock taken as a whole.

Very truly yours,

Sanders Morris Harris, Inc.

/s/ G. Clyde Buck

By:	G. Clyde Buck
Managing Director

A-2

Up to 20, 365,000 Shares of Common Stock
Issuable Upon Exercise of Subscription Rights

The Subscription Agent For the Rights Offering is:

Continental Stock Transfer & Trust Company

By Mail:

17 Battery Place, 8th Floor
New York, New York 10004
Attn: Reorganization Department

Telephone Number for Confirmation: (212) 509-4000 extension 536

The Information Agent for the Rights Offering is:

Morrow & Co., Inc.

By Mail:

445 Park Avenue, 5th Floor
New York, New York 10022

Banks and Brokerage Firms, please call: (800) 654-2468
Shareholders, please call toll free: (800) 607-0088
E-mail: gainsco.info@morrowco.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions, being registered are set forth in the following table (all amounts other than the registration fee are estimated):

SEC Registration Fee	$1,798
Subscription Agent Fees and Expenses	$3,000
Information Agent Fees and Expenses	$10,000
Financial Advisor Fees and Expenses	$100,000
Legal Fees and Expenses	$65,000
Blue Sky Fees and Expenses	$3,100
Accounting Fees and Expenses	$18,000
Printing Expenses	$10,102
Total	$211,000

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by us.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act, as amended, authorizes us to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending, or completed action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the threatened, pending, or completed action, suit or proceeding. We are required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with a threatened, pending, or completed action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the corporation’s articles of incorporation or any bylaw, agreement vote of shareholders or disinterested directors, or otherwise. In particular, our Restated Articles of Incorporation, as amended, provide for the indemnification by us of our officers and directors to the fullest extent permitted by law. Our Bylaws require that we indemnify any director or officer against reasonable expenses he incurs in connection with a proceeding if it is determined that the person (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as our director or officer, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (iii), in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the director or officer is found liable to us or is found liable on the basis that personal benefit was improperly received, the indemnification shall be limited to reasonable expenses actually incurred in connection with the proceeding. Indemnification shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

     The Bylaws generally require a determination that the person to be indemnified has satisfied the prescribed conduct and belief standards. Such a determination must be made by a majority of directors who are not themselves then named defendants or respondents in the proceeding, by a special legal counsel selected by the Board of Directors or a committee thereof, or by shareholders in a vote that excludes the shares held by directors and officers who are named defendants or respondents in the proceeding.

     The Bylaws further require us to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding. We must also advance reasonable expenses to a director or officer upon receipt of a good faith affirmation by him that he has met the standard of conduct necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined that he has not met those requirements. The Bylaws also authorize us to purchase and maintain insurance or make other arrangements on behalf of directors, officers, employees, and agents against or in respect of liabilities.

     We maintain an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
5.1	Opinion of Jenkens & Gilchrist, a Professional Corporation

23.1	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Sanders Morris Harris, Inc.

24.1	Power of Attorney (included on signature page)

99.1	Subscription Certificate

99.2	Instructions for Use of GAINSCO, INC. Subscription Certificates

99.3	Notice of Guaranteed Delivery

99.4	Letter to Shareholders

99.5	Letter to Brokers

99.6	Letter to Clients of Nominee Holders

99.7	Beneficial Owner Election Form

99.8	Nominee Holder Certification

99.9	Fairness Opinion of Sanders Morris Harris, Inc. (included in the prospectus as Annex A)

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 24, 2005.

GAINSCO, INC.

By:	/s/ Glenn W. Anderson

Glenn W. Anderson
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Glenn W. Anderson and Daniel J. Coots, or either of them, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Robert W. Stallings
	Chairman of the Board	May 24, 2005
Robert W. Stallings

/s/ Joel C. Puckett
	Vice Chairman of the Board	May 24, 2005
Joel C. Puckett

/s/ Glenn W. Anderson	President, Chief Executive Officer
	and Director	May 24, 2005
Glenn W. Anderson

/s/ Daniel J. Coots	Senior Vice President, Chief
	Financial Officer and Chief	May 24, 2005
Daniel J. Coots	Accounting Officer

/s/ Robert J. Bouleware
	Director	May 24, 2005
Robert J. Bouleware

/s/ John C. Goff
	Director	May 24, 2005
John C. Goff

/s/ Sam Rosen
	Director	May 24, 2005
Sam Rosen

/s/ Harden H. Wiedemann
	Director	May 24, 2005
Harden H. Wiedemann

/s/ John H. Williams
	Director	May 24, 2005
John H. Williams

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
5.1	Opinion of Jenkens & Gilchrist, a Professional Corporation

23.1	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Sanders Morris Harris, Inc.

24.1	Power of Attorney (included on signature page)

99.1	Subscription Certificate

99.2	Instructions for Use of GAINSCO, INC. Subscription Certificates

99.3	Notice of Guaranteed Delivery

99.4	Letter to Shareholders

99.5	Letter to Brokers

99.6	Letter to Clients of Nominee Holders

99.7	Beneficial Owner Election Form

99.8	Nominee Holder Certification

99.9	Fairness Opinion of Sanders Morris Harris, Inc. (included in the prospectus as Annex A)